CIMFLEX TEKNOWLEDGE                                                April 1, 1994

TO:      Neil Jacobstein
Subject: Cimflex Teknowledge Stock Option Grants for Executives

At the regular meeting of Board of Directors on November 30, 1993, you were granted an option to purchase 2,252,880 shares of Cimflex Teknowledge Common Stock under the company's Employee Stock Option Plan (ESOP). Only 250,000 of these shares are available under the plan's pool presently. The 250,000 shares available will vest immediately upon your signing this agreement. The remaining 2,002,880 of these shares will require that the shareholder's approve the recommended increase in 5,250,000 shares which will be proposed in 1994 shareholder proxy statement. In the case that these additional shares are approved, your remaining options will vest in three equal parts (approximately 668,000 each) on June 30, 1994, September 30, 1994, and December 31, 1994. In the case that these additional shares are not approved by the shareholders, the remainder of this option will be nullified. That is, you will not be entitled to any additional options.

The options are priced at $.03 per share, the current market price.

Please sign your name under "Optionee", and return the agreement to me. In turn, the form will be signed by an Officer of the Company and returned to you.

Sincerely,

/s/ Dennis Bugbee

Dennis Bugbee
Director of Finance & Treasurer


OPTIONEE:                                     CIMFLEX TEKNOWLEDGE CORPORATION

/s/ Neil Jacobstein                           By:   /s/ Frederick Hayes-Roth
                                              Title:Chairman & CEO